SAMUEL H. WONG & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Sino Gas International Holdings, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your reference of our reviewed report dated August 2, 2010 on the consolidated financial statements as of June 30, 2010 and December 31, 2009, and for the three-month and six-month periods ended June 30, 2010 and 2009, of Sino Gas International Holdings, Inc., from the Company's Quarter Report on Form 10-Q.

For the purpose of the aforesaid Form 10-Q, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

Samuel H. Wong & Co., LLP

San Mateo, California
August 14, 2010

Samuel H. Wong & Co., LLP
Certified Public Accountants

2010 Pioneer Court, San Mateo, CA 94403 Tel: (415) 732-1288 Fax: (415) 397-9028
E-mail: info@swongcpa.com Website: www.swongcpa.com